[logo]
               MARSHALLTOWN FINANCIAL CORPORATION



For further information contact:
Kathy L. Baker (515)754-6000


               MARSHALLTOWN FINANCIAL CORPORATION
                   ANNOUNCES QUARTERLY RESULTS


For release October 28, 1997

     Marshalltown Financial Corporation (NASDAQ:MFCX) is the parent company of Marshalltown Savings Bank, FSB, which operates three offices in central Iowa. As previously announced on July 1, 1997, Marshalltown Financial Corporation entered into a definitive agreement to merge with HMN Financial, Inc.(NASDAQ:HMNF). Under the agreement, all outstanding shares of Marshalltown Financial's common stock will be purchased by HMN Financial, Inc. for cash at $17.51 per share. The agreement is subject to regulatory and shareholder approval, a process that is expected to be completed by the end of the year.

     For the twelve-month period ended September 30, 1997, Marshalltown Financial Corporation reported earnings of $847,055 or $.57 per share, compared to earnings of $74,730, or $.05 per share, for the twelve-month period ended September 30, 1996. For the three-month period ended September 30, 1997, earnings of $180,475 or $.12 per share were reported. This compares to earnings of $(245,915) or $(.17) per share for the same period in 1996.

     For both the three- and twelve-month periods of 1997 compared to the same periods in 1996, an increase in net interest income and a significant decrease in operating expenses resulted in an increase in net income. In September, 1996, the FDIC assessed a one-time special charge of $681,920 to the Bank in order to recapitalize the SAIF Fund. This assessment was charged to earnings and reduced both quarterly and annual earnings by $448,020 after tax. Noninterest income for the year included $75,000 received from BankSecurity as a result of a terminated merger transaction, which was offset by a $25,000 loss on a limited partnership for which we received $80,000 in income tax credits.

    Marshalltown Financial Corporation continues to maintain a strong balance sheet with no nonperforming assets and capital substantially in excess of regulatory requirements.

                    MARSHALLTOWN FINANCIAL CORPORATION
                        CONSOLIDATED BALANCE SHEETS

                                            SEPTEMBER 30   SEPTEMBER 30
                                                1997             1996

Cash                                       $  4,681,416    $  2,286,064
Investment securities held to maturity       10,087,377       9,484,506
Investment securities available for sale      2,419,896       2,314,172
Investment in limited partnerships              443,973         482,283
Mortgage-backed securities held to maturity  40,105,545      47,513,070
Loans receivable, net                        66,183,349      60,284,275
Accrued interest receivable                     713,098         747,918
Office properties and equipment, net            385,072         435,536
Deferred tax asset                                    0          57,741
Real estate acquired for investment             397,466         406,187
Other assets                                     74,223         171,340
                                           ------------    ------------
   TOTAL ASSETS                            $125,491,415    $124,183,092
                                           ============    ============

LIABILITIES
-----------

Deposits                                   $103,709,881    $103,039,698
Advances from borrowers for taxes
   and insurance                                 12,342          22,870
Accrued interest payable                      1,031,293         886,528
Accounts payable and accrued expenses           191,318         847,015
Income taxes:
 Current                                         33,000          48,972
 Deferred                                       232,852               0
                                           ------------    ------------
   TOTAL LIABILITIES                       $105,210,686    $104,845,083
                                           ------------    ------------

STOCKHOLDERS' EQUITY
--------------------

Common stock                               $     14,115    $     14,115
Additional paid-in capital                   10,599,090      10,599,090
Retained earnings, substantially restricted   9,749,169       8,902,114
Less deferred Recognition and Retention Plan   (113,722)       (189,694)
Unrealized gain on securities available
   for sale, net                                 32,077          12,384
                                           ------------    ------------

   TOTAL STOCKHOLDERS' EQUITY              $ 20,280,729    $ 19,338,009
                                           ------------    ------------

   TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                             $125,491,415    $124,183,092
                                           ============    ============

                    MARSHALLTOWN FINANCIAL CORPORATION
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                  Three Months           Twelve Months
                              ended September 30,      ended September 30,
                                 1997       1996         1997       1996
                               --------   --------     --------   --------
Interest income:
  Loans                      $1,277,087 $1,156,401   $4,897,620 $4,386,435
  Mortgage-backed securities    685,797    802,376    2,912,742  3,383,557
  Investment securities         198,313    186,934      807,310    699,907
  Other                          74,684     39,562      232,123    286,312
                             ---------- ----------   ---------- ----------

   TOTAL INTEREST INCOME     $2,235,881 $2,185,273   $8,849,795 $8,756,211

Interest expense:
  Deposits                   $1,389,100 $1,379,343   $5,484,065 $5,579,496
                             ---------- ----------   ---------- ----------

   NET INTEREST INCOME       $  846,781 $  805,930   $3,365,730 $3,176,715

Provision for losses on loans     2,500      2,500       10,000     10,000
                             ---------- ----------   ---------- ----------

   NET INTEREST INCOME AFTER
    PROVISION FOR LOSSES
    ON LOANS                 $  844,281 $  803,430   $3,355,730 $3,166,715
Noninterest income:
  Fees and service charges       15,713     15,856       57,423     62,661
  Other, net                     14,029     (1,766)     119,057     73,930
                             ---------- ----------   ---------- ----------
   TOTAL NONINTEREST INCOME  $   29,742 $   14,090   $  176,480 $  136,591

Noninterest expense:
  Compensation and benefits  $  338,480 $  314,447   $1,364,422 $1,314,115
  Occupancy and equipment        47,892     52,292      193,128    200,758
  SAIF deposit insurance
    premiums                     16,747    742,613       90,827    921,326
  Data processing services       26,386     25,194      102,576    103,898
  Other                         175,618     97,605      602,431    631,267
                             ---------- ----------   ---------- ----------

   TOTAL NONINTEREST EXPENSE $  605,123 $1,232,151   $2,353,384 $3,171,364

   INCOME BEFORE INCOME TAXES$  268,900 $ (414,631)  $1,178,826 $  131,942
Income tax expense               88,425   (168,716)     331,771     57,212
                             ---------- ----------   ---------- ----------

   NET INCOME                $  180,475 $ (245,915)  $  847,055 $   74,730
                             ========== ==========   ========== ==========


Earnings per common share    $      .12 $    (.17)   $      .57 $      .05
